Exhibit 99.1
Mohawk Industries, Inc. Announces Fourth Quarter Earnings
CALHOUN, Ga., Feb. 22, 2011 /PRNewswire via COMTEX/ —
Mohawk Industries, Inc. (NYSE: MHK) today announced 2010 fourth quarter net earnings of $46 million and diluted earnings per share (EPS) of $0.66. For the fourth quarter of 2009, the net earnings were $20 million and EPS was $0.29. Excluding unusual items, 2009 fourth quarter net earnings and EPS were $39 million and $0.56 per share. Net sales for the fourth quarter of 2010 were $1.3 billion which was a decrease of approximately 6% versus 2009. Net sales for the quarter increased 2% over the prior year on a constant days and exchange rate basis. For the full year of 2010, our net earnings were $185 million and EPS was $2.65. For the full year of 2009, our net loss was $5 million and loss per share was $0.08. Net sales for the full year of 2010 were $5.3 billion representing a slight decrease from 2009. On a constant exchange rate and excluding 2009 sales adjustments, net sales decreased 2%. Our cash position and liquidity remain strong with over $500 million available immediately after retiring $300 million of bonds in January 2011.
Commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO stated, “Our earnings exceeded our expectations as results were positively impacted by enhanced manufacturing efficiencies, benefits from restructuring actions, reducing SG&A costs and improved process consistency. Our operating margin of 6.8% continues to show improvement compared to last year despite rising raw material costs. During 2010, our emphasis on innovation, new products, manufacturing improvements and cost reduction have benefited our margins and increased earnings. Investments in the Russian, Chinese and Mexican flooring markets are expanding our international presence and will provide platforms for future revenue and profit growth. The consensus among economists is that these markets will outperform the more mature U.S. and Western European flooring markets. The U.S. industry decline experienced over the past few years appears to have bottomed with some markets showing signs of improvement.”
After adjusting for the lower number of days in the quarter, our Mohawk segment net sales decreased 3% but achieved the highest operating margin in two years despite increasing raw material costs. Manufacturing costs, material yields and process controls have improved from last year. Our market position, after adjusting for the number of days in the period, stabilized in the fourth quarter as we accelerated key introductions in new residential polyester carpets and commercial carpet tile products. We implemented a 7-10% carpet price increase in February to offset our raw material inflation. Sales of our commercial carpet tile continue to grow supported by a broader product offering and an expanded sales force. Improved planning and inventory processes have enhanced our service levels, reducing delivery time and costs.
Our Dal-Tile segment net sales declined 4% as reported but increased 4% after adjusting for the lower number of days this period and a constant exchange rate. In the fourth quarter, we began implementing a price increase of 1-2% to cover rising transportation costs. We have added sales personnel focusing on large commercial accounts and housing contractors to maximize participation in these improving markets. Dal-Tile is leading the industry with advances in decorating technologies created by our Reveal Imaging. We are introducing products that have greater distinction between individual tiles, stronger natural visuals and new textures. We are increasing our Mexican sales and customer base by expanding our product selection and sales force. Our joint venture in China is broadening its product offering, implementing new production technology and supplying tile to existing Mohawk markets. The investment in China will position us long term to take advantage of this growing market.

Our Unilin revenues were flat in the period as reported, but increased 14% after adjusting for the number of days in the period and the exchange rate. Our margins remain compressed as our material costs have continued to escalate. We implemented price increases in our board products in the fourth quarter and are executing additional price increases in boards, laminate and roofing in the first quarter to recover continued inflation and improve margins. Our laminate flooring business is increasing with Northern Europe, Russia and Asia out-performing. We are expanding our home center participation by leveraging our technology and styling leadership. The introduction of new furniture finishes and high definition technology continues to affirm our leadership in laminate technology. We are proceeding with construction of our Russian laminate plant and expanding our Malaysian wood manufacturing.
The economic recovery and stronger consumer spending will positively impact our industry in 2011. The seasonally slow first quarter is being affected by harsh weather and increasing raw material costs offsetting savings from our cost initiatives. The Chinese joint venture’s extended holiday shutdown will unfavorably impact our first quarter. The residential remodeling market should improve with increased consumer spending and higher home sales. Commercial remodeling is growing as businesses invest to maximize their operating results. For the balance of 2011, we anticipate an improvement in our results as price increases are implemented, volume expands and the recovery continues. With these factors, our first quarter guidance for earnings is $0.36 to $0.44 per share, excluding restructuring charges.
We remain committed to enhancing our organization to drive innovation in product, processes and costs. Advances in our marketing, product introductions, manufacturing efficiencies, and service should yield higher profitability. This year, a higher level of capital investments will improve productivity, support new product development and expand our global reach.
Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and local distribution.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.
There will be a conference call Wednesday, February 23, 2011 at 11:00 AM Eastern Time.
The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 38370453. A conference call replay will also be available until March 9, 2011 by dialing 800-642-1687 for US/local calls and 706-645-9291 for International/Local calls and entering Conference ID # 38370453.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales	$1,262,198	1,347,108	5,319,072	5,344,024
Cost of sales	920,532	1,005,414	3,916,472	4,111,794

Gross profit	341,666	341,694	1,402,600	1,232,230
Selling, general and administrative expenses	256,026	294,829	1,088,431	1,188,500

Operating income	85,640	46,865	314,169	43,730
Interest expense	30,166	34,527	133,151	127,031
Other (income) expense, net	(1,324)	1,509	(7,166)	(1,108)

Earnings (loss) before income taxes	56,798	10,829	188,184	(82,193)
Income tax expense (benefit)	11,040	(8,950)	2,713	(76,694)

Net earnings (loss)	$45,758	19,779	185,471	(5,499)

Basic earnings (loss) per share (1)	$0.67	0.29	2.66	(0.08)

Weighted-average common shares outstanding — basic	68,612	68,472	68,578	68,452

Diluted earnings (loss) per share (1)	$0.66	0.29	2.65	(0.08)

Weighted-average common shares outstanding — diluted	68,843	68,682	68,784	68,452

(1)	Basic and diluted earnings per share for the twelve months ended December 31, 2010, includes a decrease of approximately $0.04 and $0.05, respectively, for an adjustment to the fair value of a redeemable noncontrolling interest in a consolidated subsidiary of the Company.
Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$109,318	259,611	319,712	672,205

Depreciation and amortization	$74,522	81,827	296,773	303,004

Capital expenditures	$69,940	37,644	156,180	108,925

Consolidated Balance Sheet Data
(Amounts in thousands)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$354,217	531,458
Restricted cash	27,954	—
Receivables, net	614,473	673,931
Inventories	1,007,503	892,981
Prepaid expenses	91,731	108,947
Deferred income taxes and other current assets	152,735	151,683

Total current assets	2,248,613	2,359,000
Property, plant and equipment, net	1,687,124	1,791,412
Goodwill	1,369,394	1,411,128
Intangible assets, net	677,127	785,342
Deferred income taxes and other non-current assets	116,668	44,564

	$6,098,926	6,391,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$350,588	52,907
Accounts payable and accrued expenses	698,326	831,115

Total current liabilities	1,048,914	884,022
Long-term debt, less current portion	1,302,994	1,801,572
Deferred income taxes and other long-term liabilities	440,021	471,570

Total liabilities	2,791,929	3,157,164

Noncontrolling interest	35,441	33,459

Total stockholders’ equity	3,271,556	3,200,823

	$6,098,926	6,391,446

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net sales:
Mohawk	$667,230	738,716	2,844,876	2,856,741
Dal-Tile	317,354	329,985	1,367,442	1,426,757
Unilin	297,415	298,331	1,188,274	1,128,315
Intersegment sales	(19,801)	(19,924)	(81,520)	(67,789)

Consolidated net sales	$1,262,198	1,347,108	5,319,072	5,344,024

Operating income (loss):
Mohawk	$48,804	16,269	122,904	(125,965)
Dal-Tile	19,902	11,528	97,334	84,154
Unilin	20,864	25,331	114,298	105,953
Corporate and eliminations	(3,930)	(6,263)	(20,367)	(20,412)

Consolidated operating income	$85,640	46,865	314,169	43,730

Assets:
Mohawk			$1,637,319	1,582,652
Dal-Tile			1,644,448	1,546,393
Unilin			2,475,049	2,598,182
Corporate and eliminations			342,110	664,219

Consolidated assets			$6,098,926	6,391,446

Reconciliation of Net Earnings to Adjusted Net Earnings and Adjusted Diluted Earnings Per Share
(Amounts in thousands, except per share data)

Three Months Ended
December 31, 2009

Net earnings	$19,779
Unusual items:
Business restructurings	29,787
Income taxes	(10,872)

Adjusted net earnings	$38,694

Adjusted diluted earnings per share	$0.56
Weighted-average common shares outstanding — diluted	68,682
Reconciliation of Net Sales to Adjusted Net Sales
(Amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$1,262,198	1,347,108	5,319,072	5,344,024
Adjustments to net sales
Commercial carpet tile reserve	—	—	—	121,224
Impact of shipping days	95,145	—	—	—
Exchange rate	18,557	—	36,588	—

Adjusted net sales	$1,375,900	1,347,108	5,355,660	5,465,248

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
(Amounts in thousands)

	Three Months Ended
Mohawk segment	December 31, 2010	December 31, 2009

Net sales	$667,230	738,716
Adjustments to net sales
Impact of shipping days	46,100	—

Adjusted net sales	$713,330	738,716

Dal-Tile segment

Net sales	$317,354	329,985
Adjustments to net sales
Impact of shipping days	26,445	—
Exchange rate	(1,592)	—

Adjusted net sales	$342,207	329,985

Unilin segment
Net sales	$297,415	298,331
Adjustments to net sales
Impact of shipping days	22,600	—
Exchange rate	20,149	—

Adjusted net sales	$340,164	298,331

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)

	Three Months Ended
	December 31, 2010	December 31, 2009

Gross profit	$341,666	341,694
Adjustments to gross profit
Business restructurings	—	22,295

Adjusted gross profit	$341,666	363,989

Adjusted gross margin as a percent of net sales	27.1%	27.0%

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)

	Three Months Ended
	December 31, 2010	December 31, 2009

Selling, general and administrative expenses	$256,026	294,829
Adjustments to selling, general and administrative expenses
Business restructurings	—	7,492

Adjusted selling, general and administrative expenses	$256,026	302,321

Adjusted selling, general and administrative expenses as a percent of net sales	20.3%	22.4%
Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)

	Three Months Ended
	December 31, 2010	December 31, 2009

Operating income	$85,640	46,865
Adjustments to operating income
Business restructurings	—	29,787

Adjusted operating income	$85,640	76,652

Adjusted operating margin as a percent of net sales	6.8%	5.7%
Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)

	Three Months Ended
Mohawk segment	December 31, 2010	December 31, 2009

Operating income	$48,804	16,269
Adjustments to operating income
Business restructurings	—	20,189

Adjusted operating income	$48,804	36,458

Adjusted operating margin as a percent of segment net sales	7.3%	4.9%

Dal-Tile segment

Operating income	$19,902	11,528
Adjustments to operating income
Add: Business restructurings	—	9,598

Adjusted operating income	$19,902	21,126

Adjusted operating margin as a percent of segment net sales	6.3%	6.4%
Reconciliation of Total Debt to Net Debt
(Amounts in thousands)

Three Months Ended
December 31, 2010

Current portion of long-term debt	$350,588
Long-term debt, less current portion	1,302,994
Less: Cash and cash equivalents	382,171

Net Debt	$1,271,411

Reconciliation of Total Debt and Equity to Total Capitalization
(Amounts in thousands)

Three Months Ended
December 31, 2010

Current portion of long-term debt	$350,588
Long-term debt, less current portion	1,302,994
Total equity	3,271,556

Total Capitalization	$4,925,138

Net Debt to Capitalization	26%
Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)

					Trailing Twelve
	Three Months Ended				Months Ended
	April 3, 2010	July 3, 2010	October 2, 2010	December 31, 2010	December 31, 2010

Operating income	$53,621	89,726	85,182	85,640	314,169
Other income (expense)	3,799	(1,428)	3,471	1,324	7,166
Depreciation and amortization	76,798	72,497	72,956	74,522	296,773
Business restructurings	4,004	4,929	3,330	—	12,263

Adjusted EBITDA	$138,222	165,724	164,939	161,486	630,371

Net Debt to Adjusted EBITDA					2.0

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.